PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 18, 1999)                    REGISTRATION NO. 333-74435

                                 $1,250,000,000

                                AMAZON.COM, INC.
                 4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2009
                            ------------------------

     This prospectus supplement relates to the resale by the holders (the "Selling Securityholders") of 4 3/4% Convertible Subordinated Notes due 2009 (the "Notes") of Amazon.com, Inc. (the "Company") and the shares of common stock, $.01 par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated May 18, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below:

                                           PRINCIPAL AMOUNT OF
                                           NOTES BENEFICIALLY        COMMON STOCK
                                                OWNED AND           OWNED PRIOR TO        COMMON STOCK
                  NAME                      OFFERED HEREBY(1)     THE OFFERING(1)(2)    OFFERED HEREBY(2)
                  ----                     -------------------    ------------------    -----------------
AIM Balanced Fund........................         11,500,000            73,691                73,691
AIM Charter Fund.........................        100,000,000           640,799               640,799
AIM VI Balanced Fund.....................             70,000               448                   448
AIM VI Growth & Income Fund..............         23,500,000           150,587               150,587
Arkansas Teachers Retirement.............          2,654,000            17,006                17,006
Baptist Health of South Florida..........            198,000             1,268                 1,268
Boston Museum of Fine Arts...............            141,000               903                   903
Commerzbank A.G. ........................         28,000,000           179,423               179,423
Dunham & Assoc. .........................            100,000               640                   640
Engineers Joint Pension Fund.............            384,000             2,460                 2,460
Global Bermuda Limited Partnership.......          1,650,000            20,148                10,573
Lakeshore International, Ltd. ...........          3,350,000            40,926                21,466
Legg Mason Wood Walker, Inc. ............             12,000                76                    76
Merced Partners Limited Partnership......          2,000,000            24,430                12,815
PGEP III, LLC............................            450,000             2,883                 2,883
Pilgrim Convertible Fund.................          2,225,000            14,257                14,257
Putnam Convertible Income -- Growth
  Trust..................................          5,000,000            32,039                32,039
San Diego City Retirement................          1,074,000             6,882                 6,882
San Diego County Convertible.............          2,894,000            18,544                18,544
Wake Forest University...................          1,245,000             7,977                 7,977
Any other holder of notes or future
  transferee from any such
  holder(4)(5)...........................         86,824,000           556,503               556,503

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(1) Includes common stock into which the notes are convertible.

(2) Assumes a conversion price of $156.055 per share and a cash payment in lieu of any fractional interest.
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(4) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(5) Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $156.055 per share.

     INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
            The date of this prospectus supplement is June 2, 1999.